UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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                       MFS GOVERNMENT MARKETS INCOME TRUST
                (Name of Registrant as Specified in Its Charter)

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            Trustees of MGF seek Shareholder Approval to Use Leverage

Contact: John Reilly  617-954-5305                       For Release: Immediate

         BOSTON (April 30, 2007) - The Board of Trustees of MFS Government Markets Income Trust (NYSE: MGF) has approved a change in investment strategy for the trust and a proposal to seek shareholder approval to allow the trust to use leverage. Both measures are designed to try to provide a more competitive yield and to potentially narrow the discount of the trust's share market price to net asset value (although there can be no assurance of any particular rate of return or whether the discount will be narrowed).

         MGF's investment objective is a high level of current income. The trust is required to invest at least 80 percent of its total assets in securities issued or guaranteed by the U.S. government or its agencies and securities issued by non-U.S. governments. The trust may invest up to 35 percent in foreign government securities, up to 20 percent in emerging market debt securities, and up to 10 percent in non-investment grade fixed income securities. By charter the trust is permitted to borrow money only as a temporary measure for extraordinary or emergency purposes or for share repurchases.

         The proposal to shareholders will ask them to allow the trust to add leverage of up to 33.3 percent of total assets. Over time short term interest rates are generally lower than long term rates and the provision would allow the trust to earn the difference between long term rates earned on investments and short term rates paid on the borrowing (although there can be no assurance that long term rates will be sufficiently higher than short term rates to make this investment strategy profitable for the trust).

         In addition, the trust plans to seek a higher yield from the portion of the portfolio not required to be invested in U.S. government or agency securities, by investing in such asset classes as corporate bonds and emerging market debt. MFS believes that while these investments may entail greater risk and increase portfolio volatility, they are consistent with the trust's investment objective and policies.

         Subject to final approval of the proposal by the Board of Trustees at their meeting in July, a shareholder proxy would be sent out in August. The trust's shareholder meeting is scheduled for October 4.

         MFS Government Markets Income Trust is advised by MFS Investment Management. MFS manages $187 billion in assets on behalf of more than 5 million individual and institutional investors worldwide as of December 31, 2006. The company traces its origins to 1924 and the creation of America's first mutual fund.

                                      -end-
         This information is provided by MFS Government Markets Income Trust. For more complete information about the trust, including risks, charges and expenses, please see the trust's annual and semi-annual shareholder report or contact an investment professional. Shareholders should read the proxy statement when it is available because it contains important information. Shareholders may obtain a copy of the proxy statement when it is available, and any other relevant documents, for free at the Securities and Exchange Commission website (sec.gov) or by contacting the trust at 1-800-637-2304. The trust's annual and semi-annual shareholder reports are also available without charge at mfs.com or by calling 1-800-637-2304 07-22077